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                                                                      Exhibit A
                               LEHMAN BROTHERS

October 18, 1999

Capital Senior Living Corporation
14160 Dallas Parkway
Suite 300
Dallas, Texas 75240
Attn: Board of Directors

Members of the Board:

     You have advised Lehman Brothers of your intention to enter into a transaction (the "Proposed Transaction") in which Capital Senior Living Acquisition LLC, a wholly-owned subsidiary ("Acquisition Co.") of Capital Senior Living Corporation (the "Company") would acquire all of the issued and outstanding capital stock of ILM Senior Living, Inc. ("ILM I") and ILM II Senior Living, Inc. ("ILM II") (collectively ILM I and ILM II, "ILM") for total cash consideration of $172,000,000 (the "Purchase Price"). You have requested us to assist you in raising the funds required to consummate the Proposed Transaction by arranging for, selling or placing first mortgage loans on the properties owned by ILM (the "Loans").

     We understand that the cash proceeds necessary to effect the Proposed Transaction will be approximately $172,000,000. It is our further understanding that, as of the date hereof, except with respect to the Loans, the Company (including Acquisition Co.) and any of its subsidiaries, has $89,078,522 of indebtedness outstanding.

     We are pleased to confirm that, based upon current market conditions and our present understanding of the Proposed Transaction, as of the date hereof we are highly confident of our ability to arrange for, sell or place the Loans in connection with the Proposed Transaction.

     Lehman Brothers' view as to our ability to make the Loans is based upon the assumption that each of the following conditions will be satisfied:

     (i) the execution and delivery of documentation for the Proposed Transaction in form and substance reasonably satisfactory to Lehman Brothers and such documentation being in full force and effect;

     (ii) Lehman Brothers and its representatives having completed and being satisfied with the results of their continuing financial, business, environmental and legal due diligence investigations of the Company, Acquisition Co., ILM and the Proposed Transaction;

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     (iii)there not having occurred any material adverse change in the financial condition, results of operations, business or prospects of the Company and its sudsidiaries or ILM since the date hereof;

     (iv) the completion of all documentation relating to Loans, in each case in form and substance reasonably satisfactory to Lehman Brothers;

     (v) cooperating with lenders in the preparation of a private placement memorandum, prospectus or other disclosure document to be used by such lenders in connection with the securitization/syndication of the Loans or any securities representing interest in the Loans;

     (vi) in the sole judgement of Lehman Brothers there not having occurred any disruption or material adverse change in the market for new issues of mortgage securities or the financial or capital markets in general.

     This letter is rendered to the Company solely for your use in connection with your continued negotiations with ILM and does not confer any rights or remedies on any party, including any other party to the Proposed Transaction or any financing sources for the Proposed Transaction. Except as otherwise required by law or unless Lehman Brothers has otherwise consented thereto, the Company is not authorized to disclose this letter or the contents hereof to any other person or entity.

     This letter does not constitute a legally binding obligation or commitment by Lehman Brothers to act as lender, underwriter, initial purchaser or placement agent of the Loans or to provide any financing for the Proposed Transaction. Any such obligation on the part of Lehman Brothers will exist only upon the execution of a final, written mortgage agreement, or commitment letter or loan agreement, as the case may be, in form and substance satisfactory to Lehman Brothers, and then only in accordance with the terms and conditions thereof.

     We value our long standing relationship with Capital Senior Living Corporation and we look foward to working with you on this transaction.

                                                    Very truly yours,

                                                    LEHMAN BROTHERS